Exhibit 99.1

Independence Realty Trust Announces Third Quarter 2020 Financial Results

PHILADELPHIA – (BUSINESS WIRE) – October 28, 2020 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, today announced its third quarter 2020 financial results.

Third Quarter Highlights

•	Net income available to common shares of $1.1 million for the quarter ended September 30, 2020 compared to $4.9 million for the quarter ended September 30, 2019.

•	Earnings per diluted share of $0.01 for the quarter ended September 30, 2020 compared to $0.05 for the quarter ended September 30, 2019.

•	Same store net operating income (“NOI”) growth of 0.5% for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019, supported by average occupancy of 94.0%.

•

Core Funds from Operations (“CFFO”) of $19.4 million for the quarter ended September 30, 2020 compared to $17.0 million for the quarter ended September 30, 2019. CFFO per share was $0.20 for the third quarter of 2020, as compared to $0.19 for the quarter ended September 30, 2019.

•	Adjusted EBITDA of $27.1 million for the quarter ended September 30, 2020 compared to $25.7 million for the quarter ended September 30, 2019.

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP.

Management Commentary

“Our quarter and year-to-date 2020 results reflect the continued resiliency of our portfolio and dedication of our team.” said Scott Schaeffer, Chairman and CEO of IRT. “We increased same store portfolio average occupancy on a quarter-over-quarter and year-over-year basis and delivered NOI growth of 0.5% in the third quarter, collecting 98.9% of rents billed and maintaining a conservative reserve for uncollected rents. We remain confident in our strategy, as we look to close out 2020 with positive momentum heading into 2021.”

“IRT is committed to managing our business for long-term success, as evidenced by recent advancements in our value add and capital recycling programs. In the third quarter, we progressed with renovations at 17 of our properties and have taken a proactive approach to acquiring and divesting properties which will better position our portfolio. Our actions support continued efforts to increase our return on investment at existing properties, as well as rotate capital out of non-core markets that offer limited growth potential and into core markets that fit our long-term investment criteria. We are also focused on the strength of our balance sheet, having approximately $217 million in total liquidity at quarter-end.”

Same Store Property Operating Results

	Third Quarter 2020 Compared to Third Quarter 2019(1)	Nine Months Ended 9/30/20 Compared to Nine Months Ended 9/30/19 (1)
Rental and other property revenue	3.0% increase	3.0% increase
Property operating expenses	6.8% increase	3.6% increase
Net operating income (“NOI”)	0.5% increase	2.6% increase
Portfolio average occupancy	40 bps increase to 94.0%	40 bps decrease to 93.3%
Portfolio average rental rate	2.2% increase to $1,106	3.7% increase to $1,101
NOI Margin	150 bps decrease to 58.8%	30 bps decrease to 60.2%

(1)	Same store portfolio for the three months ended September 30, 2020 includes 51 properties, which represent 14,189 units.

Same Store Property Operating Results, Excluding Value Add

The same store portfolio results below exclude 16 communities that are both part of the same store portfolio and were actively undergoing Value Add renovations during the three months ended September 30, 2020.

	Third Quarter 2020 Compared to Third Quarter 2019(1)	Nine Months Ended 9/30/20 Compared to Nine Months Ended 9/30/19 (1)
Rental and other property revenue	1.2% increase	1.9% increase
Property operating expenses	6.2% increase	1.9% increase
Net operating income (“NOI”)	2.1% decrease	1.9% increase
Portfolio average occupancy	40 bps decrease to 94.6%	50 bps decrease to 94.5%
Portfolio average rental rate	0.8% increase to $1,084	1.9% increase to $1,084
NOI Margin	200 bps decrease to 58.3%	No change – 60.5%

(1)	Same store portfolio, excluding value add, for the three months ended September 30, 2020 includes 35 properties, which represent 9,193 units.

COVID-19 Metrics (1)(2)

(Dollars in thousands, except per unit data)

Rent collections	3Q 2020	3Q 2019	2Q 2020
Rent collected for the period presented, as a percentage of rent billed	98.8%	99.1%	98.2%

Deferred payment plans: (3)
Number of deferred payment plans originated	3	-	260
Amount of monthly rent deferred for period presented	$55	-	$424
Amount of monthly rent deferred for the period presented, as a percentage of rent billed	0.1%	0.0%	0.9%

Combined rent collected and rent subject to deferred payment plans, as a percentage of rent billed	98.9%	99.1%	99.1%

(1)	All metrics presented are for our total portfolio in the period presented.
(2)	All metrics are based on our internal data, which management uses to monitor property performance on a daily or weekly basis.
(3)

Deferred payment plans allow residents to defer between 25% and 75% of their monthly rent for between one and three months. Residents must provide evidence of hardship and commit to a full 12-month lease term, which allows deferred payments to be repaid over a longer remaining lease term.

During the third quarter of 2020 and as a result of the COVID-19 pandemic, we recorded a $80,000 provision for bad debts. The table below presents additional details on the components of bad debt:

Components of Bad Debt (1)	3Q 2020		3Q 2019		2Q 2020
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Charge-offs, net	$260	0.5%	$245	0.5%	$28	0.0%
Provision for bad debt	$80	0.1%	-	-	$723	1.4%
Net bad debt	$340	0.6%	$245	0.5%	$751	1.4%

(1)

Dollar amounts are in thousands and percentages are as a percentage of total rental and other property income. Bad debt is recorded as a reduction to rental and other property revenue in our consolidated statements of operations.

Operating statistics	October 2020 (1)	October 2019	3Q 2020
Rent collected for the period presented, as a percentage of rent billed	96.7%	99.5%	98.8%
Amount of monthly rent deferred for the period presented, as a percentage of rent billed	0.0%	0.0%	0.1%
Combined rent collected and rent subject to deferred payment plans, as a percentage of rent billed	96.7%	99.5%	98.9%
Average occupancy, total portfolio	94.9%	92.5%	94.1%
Average effective monthly rent per unit	$1,120	$1,091	$1,113
Resident retention rate	47.5%	45.8%	56.7%
Traffic (2)	9,147	10,119	45,142 (2)

(1)	October 2020 data is month-to-date through October 27, 2020.
(2)	Traffic represents instances of first contact with potential residents through email, phone call, office visit, etc. Traffic during 3Q 2020 was 22.3% higher than 3Q 2019.

Lease-Over-Lease Effective Rent Growth (1)

The table below depicts lease-over-lease effective rent growth for all new and renewal leases entered into during the respective periods for the 51-property same store portfolio.

Lease Type	Q3 2020	Q4 2020 (2)
New Leases	1.8%	7.4%
Renewal Leases	0.5%	1.3%
Total	1.1%	3.9%

(1)

Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-13 months.

(2)	For new leases and renewals commencing during Q4 2020 that were signed as of October 27, 2020.

Value Add Program

Since the inception of our value add program, we have completed renovations in 3,489 units, achieving a weighted average return on investment of 18.4% on interior renovation costs and an average 18.3% rent premium on unrenovated units.

During June and July of 2020, with traffic returning in most of our markets, we resumed renovation efforts at all five communities that had been paused in first quarter 2020. As demonstrated by these actions, we will continue to assess the potential of identified projects, including those at the six properties where the start of renovations have been delayed, as market conditions improve.

Capital Recycling

In third quarter 2020, we reengaged in capital recycling activity in support of our ongoing initiative to establish and grow our presence in markets where we see long-term growth opportunities and reevaluate those that are not attractive long-term investments.

Completed or Planned Acquisitions:

•

Tampa, FL: On July 11, 2020, we acquired a 1.1-acre parcel of land adjacent to our Vantage on Hillsborough property for $860,000. The acquisition improves the street frontage of our existing property and will allow us to add up to 51 units to the existing 348 units, pending final approvals.

•

Huntsville, AL: We are under contract to acquire a 421-unit property in Huntsville, AL. The property was built in two phases in 2014 and 2019 and the gross purchase price is $95 million. This acquisition will expand our footprint in Huntsville from 178 units to 599 units, at an average rent per unit above that of our existing total portfolio effective monthly rent per unit. This acquisition includes a contiguous land parcel approved for up to 337 additional units. We expect to close this acquisition in late November using proceeds from the dispositions mentioned below, the availability under our unsecured line of credit, and a portion of the remaining availability from our February 2020 forward equity offering.

Completed or Planned Dispositions:

•	Trails at Signal Mountain in Chattanooga, TN: On October 27, 2020, we sold this 172-unit property for $20.0 million and expect to recognize a $6.3 million gain on sale in fourth quarter 2020.

•

Live Oak Trace in Baton Rouge, LA: In early November 2020, we expect to sell this 264-unit property for $25.4 million and as a result, exit the Baton Rouge market. We expect to sell the property at a loss and therefore, we have recognized a $1.8 million impairment charge in third quarter 2020.

•

Lakeshore on the Hill in Chattanooga, TN: In late November 2020, we expect to sell this 123-unit property for $14.3 million and recognize a $3.6 million gain in fourth quarter 2020. Following this sale, we will have exited the Chattanooga market.

The three properties that we sold or expect to sell during the fourth quarter 2020 were classified as held for sale as of September 30, 2020 and were removed from our same store portfolio thereby reducing our same store portfolio from 54 properties to 51 properties.

Financial Flexibility

As of September 30, 2020, we had a total liquidity position of approximately $217 million, which includes unrestricted cash, additional capacity under our unsecured line of credit, and proceeds upon the future settlement of the unsettled portion of our forward equity offering.

Capital Expenditures

For the three months ended September 30, 2020, recurring capital expenditures for the total portfolio were $1.8 million, or $116 per unit. For the nine months ended September 30, 2020, recurring capital expenditures for the total portfolio were $4.5 million, or $283 per unit.

Distributions

On September 15, 2020, our Board of Directors declared a quarterly cash dividend of $0.12 per share of our common stock, which was paid on October 23, 2020 to stockholders of record at the close of business on October 2, 2020.

2020 EPS and CFFO Guidance

On March 26, 2020, we suspended our fiscal 2020 guidance, given the uncertainty around the length and depth of the coronavirus crisis and its impact on our business and the economy. At this time, we believe it is prudent to keep our guidance suspended and we anticipate resuming our practice of providing full year guidance when there is more clarity on economic conditions.

Selected Financial Information

See the schedules at the end of this earnings release for selected financial information for IRT.

Non-GAAP Financial Measures and Definitions

We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.

Conference Call

All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, October 29, 2020 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.844.775.2542, access code 4646712. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website and telephonically until Thursday, November 5, 2020 by dialing 1.855.859.2056, access code 4646712.

Supplemental Information

We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same store information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE: IRT) is a real estate investment trust that owns and operates multifamily apartment properties across non-gateway U.S. markets, including Atlanta, Louisville, Memphis, and Raleigh. IRT’s investment strategy is focused on gaining scale within key amenity rich submarkets that offer good school districts, high-quality retail and major employment centers. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on IRT’s website at www.irtliving.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. These forward-looking statements include, without limitation, our expectations with respect to capital allocations, including as to the timing and amount of future dividends. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally not within our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Risks and uncertainties that might cause our actual results and/or future dividends to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks related to the impact of COVID-19 and other potential future outbreaks of infectious diseases on our financial condition, results of operations, cash flows and performance and those of our residents as well as on the economy and real estate and financial markets; changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could limit our ability to lease units or increase rents or that could lead to declines in occupancy and rent levels; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital; inability of tenants to meet their rent and other lease obligations and charge-offs in excess of our allowance for bad debt; legislative restrictions that may delay or limit collections of past due rents; risks endemic to real estate and the real estate industry generally; the effects of natural and other disasters; delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve projected rent increases and occupancy levels on account of the initiatives; unexpected costs of REIT qualification compliance; costs and disruptions as the result of a cybersecurity incident or other technology disruption; and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law. In addition, the declaration of dividends on our common stock is subject to the discretion of our Board of Directors and depends upon a broad range of factors, including our results of operations, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, applicable legal requirements and such other factors as our Board of Directors may from time to time deem relevant. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar to the expected amount of the quarterly dividend described in this press release.

Independence Realty Trust, Inc. Contact

Edelman Financial Communications & Capital Markets

Ted McHugh and Lauren Torres

917-365-7979

IRT@edelman.com

Schedule I

Independence Realty Trust, Inc.

Selected Financial Information

(Dollars in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Selected Financial Information:
Operating Statistics:
Net income available to common shares	$1,090	$789	$(372)	$23,784	$4,863
Earnings (loss) per share -- diluted	$0.01	0.01	$0.00	$0.26	$0.05
Rental and other property revenue	$54,001	$52,087	$51,156	$51,250	$51,057
Property operating expenses	$22,129	$20,974	$19,737	$19,064	$20,546
Net operating income	$31,872	$31,113	$31,419	$32,186	$30,511
NOI margin	59.0%	59.7%	61.4%	62.8%	59.8%
Adjusted EBITDA	$27,081	$25,643	$24,081	$27,427	$25,739
CORE FFO per share	$0.20	$0.19	$0.19	$0.20	$0.19
Dividends per share	$0.12	$0.12	$0.18	$0.18	$0.18
CORE FFO payout ratio	60.0%	63.2%	94.7%	90.0%	94.7%
Portfolio Data:
Total gross assets	$1,914,900	$1,916,424	$1,949,494	$1,841,738	$1,821,173
Total number of properties	58	58	58	57	57
Total units	15,805	15,805	15,805	15,554	15,536
Period end occupancy	94.4%	93.5%	92.7%	92.5%	92.8%
Total portfolio average occupancy	94.1%	92.9%	92.5%	92.5%	93.5%
Total portfolio average effective monthly rent, per unit	$1,113	$1,108	$1,100	$1,088	$1,084
Same store period end occupancy (a)	94.3%	93.4%	93.1%	92.6%	92.9%
Same store portfolio average occupancy (a)	94.0%	93.1%	92.8%	92.4%	93.6%
Same store portfolio average effective monthly rent, per unit (a)	$1,106	$1,103	$1,094	$1,089	$1,082
Capitalization:
Total debt	$1,004,237	$1,008,911	$1,049,541	$985,572	$979,330
Common share price, period end	$11.59	$11.45	$8.94	$14.08	$14.31
Market equity capitalization	$1,107,144	$1,093,822	$853,600	$1,294,545	$1,313,311
Total market capitalization	$2,111,381	$2,102,733	$1,903,141	$2,280,117	$2,292,641
Total debt/total gross assets	52.4%	52.6%	53.8%	53.5%	53.8%
Net debt to Adjusted EBITDA (pro forma) (b)	9.1x	9.2x	9.0x	8.9x	9.0x
Interest coverage	3.0x	2.8x	2.5x	2.8x	2.6x
Common shares and OP Units:
Shares outstanding	94,823,806	94,741,146	94,691,806	91,070,637	90,894,656
OP units outstanding	701,986	789,134	789,134	871,491	881,107
Common shares and OP units outstanding	95,525,792	95,530,279	95,480,939	91,942,128	91,775,763
Weighted average common shares and units	95,227,176	95,224,855	91,737,113	91,526,726	90,908,646

(a)	Same store portfolio consists of 51 properties, which represent 14,189 units.
(b)

Reflects pro forma net debt to Adjusted EBITDA for each period presented, which includes adjustments for the timing of acquisitions, the full quarter effect of current value add initiatives, the completion of capital recycling activities including paydown of associated indebtedness, and the normalization of items impacting quarterly EBITDA. Actual net debt to Adjusted EBITDA for the five quarters ended September 30, 2020 was 9.3x, 9.7x, 10.3x, 8.9x, and 9.4x, respectively.

Schedule II

Independence Realty Trust, Inc.

Reconciliation of Net Income (loss) to

Funds From Operations and

Core Funds From Operations

(Dollars in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Funds From Operations (FFO):
Net Income (loss)	$1,092	$4,912	$1,517	$22,334
Adjustments:
Real estate depreciation and amortization	15,155	13,313	45,036	38,306
Net loss on impairment (gain on sale) of real estate assets excluding debt extinguishment costs	1,840	(5,594)	1,840	(19,765)
Funds From Operations	$18,087	$12,631	$48,393	$40,875
FFO per share	$0.19	$0.14	$0.51	$0.45
Core Funds From Operations (CFFO):
Funds From Operations	$18,087	$12,631	$48,393	$40,875
Adjustments:
Stock compensation expense (a)	901	692	4,761	2,400
Amortization of deferred financing costs	362	351	1,085	1,052
Other depreciation and amortization	77	121	255	296
Abandoned deal costs	—	—	130	—
Casualty losses	—	—	411	—
Debt extinguishment costs included in net gains (losses) on sale of assets	—	3,204	—	5,233
Core Funds From Operations	$19,427	$16,999	$55,035	$49,856
CFFO per share	$0.20	$0.19	$0.59	$0.55
Weighted-average shares and units outstanding	95,227,176	90,908,646	94,061,963	87,870,135

(a)	Included in the Nine-months ended September 30, 2020 is $1.7 million of stock compensation expense recorded with respect to stock awards granted during the period to retirement eligible employees.

Schedule III

Independence Realty Trust, Inc.

Reconciliation of Same-Store Net Operating Income to Net Income (loss)

(Dollars in thousands)

(unaudited)

	For the Three-Months Ended (a)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Reconciliation of same-store net operating income to net income (loss)
Same-store net operating income	$28,171	$28,091	$28,581	$28,909	$28,034
Non same-store net operating income	3,701	3,022	2,838	3,277	2,477
Other revenue	199	181	194	178	242
Property management expenses	(2,078)	(2,077)	(2,156)	(1,950)	(1,901)
General and administrative expenses	(2,912)	(3,574)	(5,376)	(2,987)	(3,113)
Depreciation and amortization expense	(15,232)	(15,231)	(14,828)	(14,213)	(13,434)
Interest expense	(8,917)	(9,202)	(9,497)	(9,873)	(9,783)
Abandoned deal costs	—	—	(130)	—	—
Casualty losses	—	(411)	—	—	—
Gain on sale (loss on impairment) of real estate assets, net	(1,840)	—	—	20,679	2,390
Net income (loss)	$1,092	$799	$(374)	$24,020	$4,912

(a)Same store portfolio includes 51 properties, which represent 14,189 units.

Schedule IV

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

And Interest Coverage Ratio

(Dollars in thousands)

(unaudited)

	Three Months Ended
ADJUSTED EBITDA:	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
Net income (loss)	$1,092		$799		$(374)		$24,020		$4,912
Add-Back (Deduct):
Depreciation and amortization	15,232		15,231		14,828		14,213		13,434
Interest expense	8,917		9,202		9,497		9,873		9,783
Net loss on impairment (gain on sale) of real estate assets	1,840		—		—		(20,679)		(2,390)
Abandoned deal costs	—		—		130		—		—
Casualty losses	—		411		—		—		—
Adjusted EBITDA	$27,081		$25,643		$24,081		$27,427		$25,739

INTEREST COST:
Interest expense	$8,917		$9,202		$9,497		$9,873		$9,783

INTEREST COVERAGE:	3.0	x	2.8	x	2.5	x	2.8	x	2.6	x

Schedule V

Independence Realty Trust, Inc.

Definitions

Average Effective Monthly Rent per Unit

Average effective rent per unit represents the average of gross rent amounts, divided by the average occupancy (in units) for the period presented.  We believe average effective rent is a helpful measurement in evaluating average pricing.  This metric, when presented, reflects the average effective rent per month.

Average Occupancy

Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.

EBITDA and Adjusted EBITDA

Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as asset sales, debt extinguishments and acquisition related debt extinguishment expenses, casualty losses, and abandoned deal costs. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.

Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)

We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and IRT in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, gains or losses on sales or impairment of real estate and the cumulative effect of changes in accounting principles.

CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including stock compensation expense, depreciation and amortization of other items not included in FFO, amortization of deferred financing costs, and other non-cash or non-operating gains or losses related to items such as casualty losses and abandoned deal costs.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-operating items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO provide investors with additional useful measures to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Interest Coverage

Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.

Net Debt

Net debt, a non-GAAP financial measure, equals total debt less cash and cash equivalents. The following table provides a reconciliation of total debt to net debt (Dollars in thousands).

We present net debt because management believes it is a useful measure of our credit position and progress toward reducing leverage.  The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total debt	$1,004,237	$1,008,911	$1,049,541	$985,572	$979,330
Less: cash and cash equivalents	(9,891)	(11,652)	(57,436)	(9,888)	(6,587)
Total net debt	$994,346	$997,259	$992,105	$975,684	$972,743

Net Operating Income

We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful supplemental measure of its operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expenses, depreciation and amortization, property management expenses, and general and administrative expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income insofar as the measure reflects only operating income and expense at the property level. We use NOI to evaluate performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses, financing expenses, and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Same Store Properties and Same Store Portfolio

We review our same store portfolio at the beginning of each calendar year.  Properties are added into the same store portfolio if they were owned at the beginning of the previous year.  Properties that are held-for-sale or have been sold are excluded from the same store portfolio.

Total Gross Assets

Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets.  The following table provides a reconciliation of total assets to total gross assets (Dollars in thousands).

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total assets	$1,700,428	$1,708,912	$1,757,138	$1,664,106	$1,653,017
Plus: accumulated depreciation	194,645	187,758	172,789	158,435	148,924
Plus: accumulated amortization	19,827	19,754	19,567	19,197	19,232
Total gross assets	$1,914,900	$1,916,424	$1,949,494	$1,841,738	$1,821,173